As filed with the Securities and Exchange Commission on November 20, 2006.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHECKFREE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	58-2360335
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
4411 East Jones Bridge Road
Norcross, Georgia 30092
(Address of Registrant’s principal executive offices)

CHECKFREE CORPORATION
2006 ASSOCIATE STOCK PURCHASE PLAN
(Full Title of the Plan)

David E. Mangum
Executive Vice President & Chief Financial Officer
CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000
(Name, address and telephone number of agent for service)

Copies of Correspondence to:
Robert J. Tannous, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215
(614) 227-1953

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Share (1)	Price	Registration Fee
Common Stock, $.01 par value	2,000,000	$38.76	$77,520,000	$8,294.64

(1)	Estimated solely for the purpose of calculating the proposed maximum aggregate offering price and the registration fee pursuant to Rule 457(h), based upon the average of the high and low prices of CheckFree Corporation common stock as reported on the Nasdaq Global Select Market on November 16, 2006.
This Registration Statement shall be deemed to cover an indeterminate number of additional shares of CheckFree Corporation common stock, $.01 par value, as may be issuable pursuant to future stock dividends, stock splits or similar transactions.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information concerning the CheckFree Corporation 2006 Associate Stock Purchase Plan, specified in Part I, will be sent or given to participants as specified by Rule 428(b)(1). Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     CheckFree Corporation (the “Company”) incorporates by reference the following documents that the Company has previously filed with the Securities and Exchange Commission:
1.	Annual Report on Form 10-K for the fiscal year ended June 30, 2006, filed September 8, 2006.

2.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed November 8, 2006.

3.	Current Report on Form 8-K dated July 27, 2006, filed August 2, 2006; Current Report on Form 8-K dated August 29, 2006, filed September 1, 2006; Current Report on Form 8-K dated September 21, 2006, filed September 27, 2006; Current Report on Form 8-K dated October 12, 2006, filed October 18, 2006; Current Report on Form 8-K dated November 2, 2006, filed November 6, 2006; and Current Report on Form 8-K dated November 9, 2006, filed November 13, 2006

4.	Notice of Annual Meeting and Proxy Statement, filed September 26, 2006.

5.	The description of our common stock and preferred stock purchase rights, which are contained in our Form 8-As (Registration 0-26802) filed with the commission pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended, as updated in any amendment or report filed for such purpose.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.

Item 6. Indemnification of Directors and Officers
     Delaware law, our certificate of incorporation, and our bylaws contain provisions relating to the limitation of liability and indemnification of our directors and officers. We describe these provisions below.
     Under Section 145 of Delaware General Corporation Law, indemnification of any person who is or was a party or threatened to be made so in any action by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or was serving as such of another corporation or enterprise at the request of the corporation, is permitted against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the indemnified person in such proceeding where:
•	the indemnified person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation;

•	in criminal actions, where he or she had no reasonable cause to believe his or her conduct was unlawful; and

•	in lawsuits brought by or on behalf of the corporation, if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case.
     Indemnification against expenses, including attorneys’ fees, actually and reasonably incurred by directors, officers, employees, and agents is required in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit of the type described above. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made, unless ordered by a court, by majority vote of the disinterested directors, by a committee of the disinterested directors designated by a majority vote of such directors, even though less than a quorum, by independent legal counsel, or by the stockholders. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.
     Our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors to the fullest extent permitted by Delaware law. Existing Delaware law permits the elimination of limitation of directors’ personal liability to us or our shareholders for monetary damages for breach of their fiduciary directors, except for:
•	any breach of a director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	any transaction for which a director derived improper personal benefits;

•	the unlawful payment of dividends; and

•	unlawful stock repurchases or redemptions.
     Because of these exculpation provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or that otherwise violate their fiduciary duties as directors, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are not available to stockholders, stockholders may not have an effective remedy against a director in connection with the director’s conduct.

     Our bylaws also provide that we will indemnify and hold harmless any person who was or is a party or is threatened to be a party to, or is involved in, any threatened, pending or completed civil, criminal, administrative, or investigative action, suit, or proceeding by reason of the fact that the person:
•	is or was one of our directors; or

•	is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise or as a member of any committee or similar body to the fullest extent permitted by Delaware law.
     We may, by action of our board of directors, provide indemnification for officers, employees, agents, attorneys, or representiatives of the Company with up to the same scope and extent as provided for our directors.
     We will also pay the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. This right to indemnification will be a contract right. In determining the right to indemnification under our bylaws, we have the burden of proof that the indemnitee has not met the applicable standard of conduct. If successful in whole or in part in such a proceeding, the indemnitee is entitled to be indemnified for all reasonable expenses incurred in connection with such proceeding.
     If any provision of our bylaws relating to indemnification is held invalid, illegal, or unenforceable, the remaining provisions shall not be affected. An indemnitee also may elect, as an alternative to the indemnification provisions provided in the bylaws, to follow procedures authorized by Delaware law. The bylaws provide specific procedure for the advancement of expenses and for the determination of entitlement to indemnification, as follows:
•	entitlement to indemnification shall be determined by a majority vote of disinterested directors, by a written opinion of independent counsel under certain circumstances, by our stockholders, if a majority of the disinterested directors determine the issue should be submitted to the stockholders, or, if none of the persons empowered to make a determination have been appointed and have made a determination within 60 days after the receipt of a request for indemnification, the indemnitee is deemed to be entitled to indemnification unless the indemnitee misrepresented or omitted a material fact in making or supporting his request for indemnification or the indemnification is prohibited by law; and

•	the termination of an action by judgment, order, settlement, or conviction or upon a plea of nolo contendere does not adversely affect the right of an indemnitee to indemnification or create any presumption with respect to any standard of conduct. An indemnitee is entitled to indemnification for expenses if he is successful on the merits, if the action is terminated without a determination of liability on the part of the indemnitee, or if the indemnitee was not then a party to the action. An indemnitee who is not to be entitled to indemnification may appeal such determination either through the courts or by arbitration.
     We intend to purchase and maintain insurance on behalf of any person who:
•	is or was one of our directors, officers, employees, or agents; or

•	is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not we would have the power or obligation to indemnify the person against such liability under our bylaws.
     We have entered into indemnification contracts with our directors and certain officers which provide that such directors and officers will be indemnified to the fullest extent provided by Delaware law by reason of the fact that they were a director, officer, employee, or agent, of ours, or were serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

     No indemnity will be provided under such indemnification contracts:
•	except to the extent that the aggregate losses to be indemnified pursuant thereto exceed the amount for which the indemnitee is indemnified pursuant to any directors and officers liability insurance purchased and maintained by us;

•	in respect to remuneration paid to an indemnitee if it shall be determined by a final judgment that such remuneration was in violation of law;

•	on account of any suit in which judgment is rendered against an indemnitee for an accounting of profits made from the purchase or sale by indemnitee of our securities pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of any state or local law;

•	on account of the indemnitee’s act or omission being finally adjudged to have been not in good faith or involving intentional misconduct or a knowing violation of law; or

•	if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.
        This discussion of our restated certificate of incorporation, bylaws, indemnification agreements, and of Section 145 of Delaware law is not intended to be exhaustive and is respectively qualified in its entirety by such certificate of incorporation, bylaws, agreements, and Delaware law.
Item 7. Exemption from Registration
     Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4(a)	CheckFree Corporation 2006 Associate Stock Purchase Plan (previously filed as Appendix A to the Company’s Definitive Proxy Statement for the 2006 Annual Meeting of Shareholders held on November 1, 2006, filed with the Securities and Exchange Commission on September 26, 2006, and incorporated herein by reference).

4(b)	Amended and Restated Certificate of Incorporation of the Company (Reference is made to Exhibit 4(e) to the Company’s Registration Statement on Form S-8 (Registration No. 333-50322) filed with the Securities and Exchange Commission on November 20, 2000, and incorporated herein by reference).

4(c)	By-Laws of the Company (Reference is made to Exhibit 3(b) to the Company’s Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30, 1997, and incorporated herein by reference).

4(d)	Amendment to Article VI of the By-laws of the Company (Reference is made to Item 5.03 of the Company’s Current Report on Form 8-K, dated November 2, 2006, filed with the Securities and Exchange Commission on November 6, 2006, and incorporated herein by reference).

5 *	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23(a)	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

23(b)*	Consent of Independent Registered Public Accounting Firm.

24 *	Powers of Attorney.

*	Filed herewith.

Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, as post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on November 20, 2006.

CheckFree Corporation
By:	/s/ David E. Mangum*
David E. Mangum, Executive Vice President and
Chief Financial Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter J. Kight* Peter J. Kight	Chairman of the Board and Chief Executive Officer (principal executive officer)	November 20, 2006

/s/ David E. Mangum* David E. Mangum	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	November 20, 2006

/s/ William P. Boardman* William P. Boardman	Director	November 20, 2006

/s/ James D. Dixon* James D. Dixon	Director	November 20, 2006

/s/ Mark A. Johnson* Mark A. Johnson	Director	November 20, 2006

/s/ Eugene F. Quinn* Eugene F. Quinn	Director	November 20, 2006

/s/ Jeffrey M. Wilkins* Jeffrey M. Wilkins	Director	November 20, 2006

*By:	/s/ Curtis A. Loveland
Curtis A. Loveland, Attorney-in fact

Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHECKFREE CORPORATION

EXHIBITS

EXHIBIT INDEX

Exhibit		Exhibit
Number		Description

4(a)		CheckFree Corporation 2006 Associate Stock Purchase Plan (previously filed as Appendix A to the Company’s Definitive Proxy Statement for the 2006 Annual Meeting of Shareholders held on November 1, 2006, filed with the Securities and Exchange Commission on September 26, 2006, and incorporated herein by reference).

4(b)		Amended and Restated Certificate of Incorporation of the Company (Reference is made to Exhibit 4(e) to the Company’s Registration Statement on Form S-8 (Registration No. 333-50322) filed with the Securities and Exchange Commission on November 20, 2000, and incorporated herein by reference).

4(c)		By-Laws of the Company (Reference is made to Exhibit 3(b) to the Company’s Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30, 1997, and incorporated herein by reference).

4(d)		Amendment to Article VI of the By-laws of the Company (Reference is made to Item 5.03 of the Company’s Current Report on Form 8-K, dated November 2, 2006, filed with the Securities and Exchange Commission on November 6, 2006, and incorporated herein by reference).

5	*	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23(a)		Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

23(b)	*	Consent of Independent Registered Public Accounting Firm.

24	*	Powers of Attorney.

*	Filed herewith.